NEWS RELEASE

For further information, contact:	W. Todd Zehnder, Director – Corporate Communications & Marketing
(337) 232-7028, www.petroquest.com

PETROQUEST ENERGY CLOSES $125 MILLION PRIVATE PLACEMENT OF

10.375% SENIOR NOTES DUE 2012

LAFAYETTE, LA – May 11, 2005 — PetroQuest Energy, Inc. (NASDAQ: PQUE) announced today that it has closed its previously announced private placement of $125 million in aggregate principal amount of 10.375% Senior Notes due 2012. The notes were priced at 98.783% of their face value to yield 10.625%. The notes are fully and unconditionally guaranteed by certain of PetroQuest’s subsidiaries. PetroQuest intends to use the net proceeds from the private placement to repay amounts under its existing credit facilities, to fund acquisitions and for general corporate purposes.

The notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act. The Company offered and issued the notes only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Gulf Coast Basin, Texas and Oklahoma. PetroQuest trades on the Nasdaq National Market under the ticker symbol “PQUE.”

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.